RED TRAIL ENERGY, LLC “Our Farms, Our Fuel, Our Future” PO Box 11 Richardton, ND 58652 (701)-974-3308 FAX (701)-974-3309 Thank you again to those who attended the Dec. 5 Special Meeting and to those who couldn’t join but returned their proxies. A few updates from the meeting: All three proposals on the agenda passed. The approval of the sale of substantially all of RTE’s assets to Gevo passed with 81% of the outstanding shares voting “yes.” The proposal to change our name to South 8 Energy, LLC also passed with an 81% “yes” vote. We needed a new name as Gevo will purchase the Red Trail Energy name as part of the deal. We are currently working on transition items with Gevo and anticipate the sale closing now in mid-January. All employees currently have job offers from Gevo and they are looking forward to their futures under Gevo’s leadership. For the 2024 calendar year, we estimate a taxable income of $0.05 per share. Please remember this is only an estimate and the final amount may vary. Along with the taxable income, we are estimating a 45-Q tax credit of $0.18 per share. Since the deal with Gevo will now most likely not close until after the first of the year, the taxable income will be reported in 2025. We estimate an ordinary income of $1.80 per share and a capital gain of $3.07 per share. Along with this income, there will be revenue in 2025 from the first month of operations and sales of voluntary carbon credits. Regarding the sales of these credits, RTE investors will retain the credits generated through the closing date, and we plan to sell any remaining credits in 2025. We will know more about the specifics once the closing date is finalized. We want to correct one item that was inaccurately raised during the Q&A session at the Dec. 5 meeting. RTE will not receive a discounted lump-sum capital credit distribution from Roughrider Electric. We apologize for the misinformation and will provide more details when they become available. One note: The board of directors is investigating options to potentially recoup a portion of the dollars related to a Roughrider Electric distribution. Once the sale closes, RTE anticipates making multiple distributions to you. The first payment will be made the week after the closing date and receipt of funds from Gevo. Once we pay off our CCS loan with Cornerstone Bank, we will distribute 90% of the remaining funds to you and our other shareholders. As part of the deal, our newly named LLC will be required to remain in operation for seven years after the sale, so a portion of 2025 income will be retained to fund minimal ongoing operations through 2032. We will discuss the necessary reporting requirements and other ongoing needs at our planned March annual meeting. As always, we recommend that you connect with your tax accountant if you have specific questions on how RTE’s income affects you. Thank you again for all of your support over the years. We wish you the very best this holiday season, as well as a happy and healthy new year.